                                    AGREEMENT

                  This Agreement (the "Agreement") is made as of November 9, 1999 by and between NetRatings, Inc., a Delaware corporation (the "Company") and Nielsen Media Research, Inc., a Delaware corporation ("NMR").

                               W I T N E S S E T H
                               -------------------

                  WHEREAS, in connection with the purchase by NMR of shares of Series C Preferred Stock of the Company pursuant to that certain Series C Preferred Stock Purchase Agreement dated August 15, 1999, NMR was granted by the Company (i) a common stock purchase warrant ("Warrant I") to purchase 1,106,109 shares of Common Stock, par value $.001 per share, of the Company ("Common Stock"), with an exercise price equal to $3.60 per share, exercisable in whole or in part from the earlier of January 1, 2000 and the effectiveness (the date on which such effectiveness is declared by the Securities and Exchange Commission is hereinafter referred to as the "Effective Date") of the registration statement on Form S-1 relating to the initial public offering of the Company's Common Stock (the "IPO"), until December 31, 2001, and (ii) a common stock purchase warrant (together with Warrant I, the "Warrants") to purchase 12,000,000 shares of Common Stock with an exercise price equal to the lower of $6.00 per share or 60% of the price at which the Company's Common Stock is sold in the IPO (in the aggregate for the purchase of all shares under the Warrants, the "Total Exercise Amount") exercisable in whole or in part from the earlier of January 1, 2002 and the Effective Date, until December 31, 2004 (subject to adjustment of the Warrant shares and Exercise Price to give effect to a contemplated 1-for-2 reverse stock split by the Company);

                  WHEREAS, pursuant to that certain Second Restated Rights Agreement and Addendum No. 1 to Second Restated Rights Agreement each dated as of September 22, 1999 by and among the Company, NMR and certain stockholders of the Company set forth therein (which amended and restated the Restated Rights Agreement and Addendum No. 1 to Restated Rights Agreement dated August 15,
1999)(collectively, the "Rights Agreement"), NMR has the right (the "Top-Off Right"), for so long as it owns at least 5.0% of the issued and outstanding Common Stock on a fully-diluted basis (as defined in the Rights Agreement), to purchase from the Company, either as registered securities in connection with the IPO or in a private placement occurring concurrently therewith, that number of additional shares of Common Stock as may be necessary to cause the number of shares of Common Stock beneficially owned by NMR (including all shares underlying the Warrants) to increase to an amount which, after giving effect to the IPO, is equal to but not greater than 54.0% of the issued and outstanding shares of Common Stock on a fully-diluted basis upon the closing of the IPO at a price per share equal to the offering price in the IPO (the sum of the total cost of the exercise of the Top-Off Right as modified by Section 1 and the Total Exercise Amount as defined in the Addendum No. 1 to the Rights Agreement, the "Purchase Price");

                  WHEREAS, on October 28, 1999, the Company filed with the Securities and Exchange Commission an amendment to its registration statement on Form S-1 which contemplates the offering of 4,000,000 shares of Common Stock and states an expected offering price per share of between $12.00 and $14.00 (the registration statement and all amendments thereto, including amendments after the date of this Agreement, collectively "Form S-1");

                  WHEREAS, pursuant to Section 2.1 of Addendum No. 1 to the Rights Agreement, (i) on September 26, 1999, the Company notified NMR of its intention to file a Company-IPO and (ii) on October 26, 1999, NMR notified the Company that it intended to exercise its Top-Off Right (each, a "Top-Off Notice" and collectively, the "Top-Off Notices");

                  WHEREAS, the Company and NMR desire to enter into this Agreement to provide for (i) the commitment by NMR to exercise the Warrants and the Top-Off Right with certain changes upon the later to occur of (A) the closing of the IPO and (B) the date on which all filing requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR") have been satisfied including, without limitation, the expiration or early termination of all applicable waiting periods thereunder (such later date, the "Control Date"), such that on the Control Date, NMR shall own greater than a majority of the issued and outstanding shares of Common Stock on a Fully Diluted Basis as defined below and (ii) the expansion of the Board of Directors of the Company from six members to eleven members through the creation of five new directorships on the Board and the filling of such newly created directorships with designees of NMR, such that, upon the Control Date, NMR shall control a majority (rounded to the next highest whole number) of the seats on the Board (the "Board Expansion") ; and

                  WHEREAS, the Board Expansion may be accomplished by action of the Company's Board of Directors without shareholder or any other approval;

                  NOW THEREFORE, in consideration of the premises, mutual covenants and terms hereof, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                  1. COMMITMENT BY NMR. Subject to the simultaneous fulfillment by the Company of its obligations set forth below in Section 2 (a), NMR hereby agrees to exercise the Warrants in full and the Top-Off Right in accordance with their respective terms (subject to the provisions hereof) and pay the Purchase Price (whether or not the offering price is within the proposed price range of $12 to $14) such that NMR shall own at least 52% of the Company's issued and outstanding shares of Common Stock on a Fully Diluted Basis (as defined below) determined as of the closing date of the IPO but may purchase sufficient additional shares of Common Stock at the final IPO offering price to own at least a majority of the Company's issued and outstanding shares of Common Stock on a Fully Diluted Basis on the Control Date, but in no case more than 54% of the issued and outstanding shares of Common Stock of the Company on a Fully Diluted Basis on the closing date of the IPO, and to pay to the Company, in immediately available funds, the Purchase Price upon the Control Date. Notwithstanding the foregoing, NMR shall no longer be obligated to exercise the Warrants and the Top-Off Right and to pay the Purchase Price hereunder if (i) the Control Date has not occurred prior to February 1, 2000 or

(ii) the number of shares outstanding upon the closing of the IPO or on the Control Date on a Fully Diluted Basis is greater than indicated in the Form S-1 in its final form; except for employee stock options authorized by or granted by the Company between the closing date of the IPO and the Control Date to acquire up to 1,000,000 shares of Common Stock pursuant to the Company's 1998 Stock Plan as amended. "Fully Diluted Basis" shall mean the assumption that all options, warrants or other convertible securities or instruments or other rights to acquire Common Stock or any other existing or future classes of capital stock have been exercised or converted, as applicable, in full, regardless of whether any such options, warrants, convertible securities or instruments or other rights are then vested or exercisable or convertible in accordance with their terms.

                  2. EXPANSION OF THE BOARD; ISSUANCE OF ADDITIONAL SHARES. (a) Subject to the fulfillment by NMR of its obligations set forth above in Section 1, the Company hereby agrees to take or cause to be taken , prior to the closing date of the IPO, all action necessary to increase the size of the Board from six members to eleven members and to cause six members of the Board to be the designees of NMR whose names are set forth on SCHEDULE I attached hereto (the "NMR Designees"), such action to be contingent and effective upon the IPO and the Control Date occurring.

                  (b) The Company agrees that, commencing on the closing date of the IPO until the Control Date, it shall not issue additional shares of Common Stock (or securities convertible or exercisable into Common Stock) except for employee stock options authorized by or granted by the Company between the closing date of the IPO and the Control Date to acquire up to 1,000,000 shares of Common Stock pursuant to the Company's 1998 Stock Plan as amended.

                  3. FORM S-1. Upon execution and delivery of this Agreement by each of NMR and the Company, the Company agrees to cause the Form S-1 to be amended to include appropriate disclosure of this Agreement and all relevant information concerning the NMR Designees as may be required under the Securities Act of 1933 and the rules and regulations promulgated thereunder.

                  4. ADDITIONAL INFORMATION. Each party hereby agrees to provide the other with such information as it may reasonably request in order to fulfill its obligations hereunder and to take such additional action as may be required in connection herewith.

                  5. CONSENT BY NMR TO INCREASE IN BOARD. NMR hereby consents to an increase in the size of the Board of the Company in accordance with the terms and conditions hereof, as required pursuant to Section 2.2(a) of Addendum No. 1 to Second Restated Stockholders Agreement of the Company dated September 22, 1999.

                  6. TOP-OFF NOTICES. Each of the Company and NMR acknowledges and agrees that the Top-Off Notice given by the other party was validly and timely given in accordance with the Rights Agreement and waives any right to challenge the validity or timeliness thereof. The parties further agree that NMR's Top-Off Notice is superseded by this Agreement, and that this Agreement shall constitute a valid and timely Top-Off Notice of NMR, with effect as if given on October 26, 1999. The Company waives its rights under the Top-Off Right in the Rights

Agreement to have NMR purchase 54% of the shares of Common Stock on a Fully Diluted Basis upon the closing of an IPO.

                  7. HSR FILING. NMR and the Company agree to use their reasonable best efforts to promptly make any required filings under HSR and to respond promptly to any request for additional information from the agency handling the HSR filing.

                  8. GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of California without giving effect to the conflicts of laws principles thereof.

                  9. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties to this Agreement.

                  10. ENTIRE AGREEMENT; AMENDMENT. Except for the Rights Agreement and Warrants which it modifies, this Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes all prior agreements and merges all prior discussions, negotiations, proposals and offers (written or oral) between them. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by both parties.

                  11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and both of which together shall constitute one instrument.

                  12. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

                  The foregoing Agreement is hereby executed as of the date first above written.

NIELSEN MEDIA RESEARCH, INC.            NETRATINGS, INC.



By:    /s/ Stephen J. Boatti            By:    /s/ David J. Toth
   -----------------------------------     -----------------------------------
Name:  Stephen J. Boatti                Name:  David J. Toth
Title: Senior Vice President, Chief     Title: President and CEO
       Legal Officer & Secretary


                                        By:    /s/ David A. Norman
                                           -----------------------------------
                                        Name:  David A. Norman
                                        Title: Chairman of the Board